For Immediate Release


                  Sentinel Asset Management Agrees To Purchase
                      Assets of Bramwell Capital Management


MONTPELIER, VT and NEW YORK, NY -- December 12, 2005. Sentinel Asset Management, Inc. and Bramwell Capital Management, Inc. announced today that they have reached a preliminary agreement for Sentinel to acquire substantially all the assets of Bramwell. The acquisition is subject to the execution of a definitive asset purchase agreement by Sentinel and Bramwell, the execution of a definitive Agreement and Plan of Reorganization by the Sentinel Funds and the Bramwell Funds, and approval by the Bramwell Fund shareholders.

Elizabeth R. Bramwell, CFA, the owner of Bramwell and portfolio manager of the Bramwell Growth Fund and the Bramwell Focus Fund, is expected to join Sentinel's Investment Department as Senior Portfolio Manager. If all required approvals are obtained, the acquisition is expected to be completed in the first quarter of next year. Terms of the agreement were not disclosed.

Ms. Bramwell is expected to lead the Large Cap Growth team at Sentinel, while she continues to manage the two funds after they become a part of the Sentinel Family of Funds. She will continue to lead her team of investment professionals and remain located in New York City. The two funds will have substantially the same investment objectives, policies and strategies as the Bramwell Growth Fund and the Bramwell Focus Fund and the investment approach will be the same.

Bramwell currently manages over $260 million in assets, including the Bramwell Growth and Bramwell Focus Funds and institutional and individual accounts. Sentinel Asset Management is a wholly owned subsidiary of National Life Holding Company and currently, with its subsidiaries, manages over $17 billion.

The Board of Directors of The Bramwell Funds has called a special meeting of shareholders to be held on March 10, 2006, at which time the shareholders of each of the Bramwell Growth Fund and the Bramwell Focus Fund will vote on the proposed reorganization pursuant to which the assets and liabilities of each of the Funds would be transferred to two newly created funds advised by Sentinel Advisors Company, an affiliate of Sentinel Asset Management. Only shareholders of record at the close of business on January 11, 2006 will be entitled to vote.

"This is a great strategic combination of investment talent, well-established investment management products and new distribution channels," said Christian W. Thwaites, President and CEO of Sentinel Asset Management. "Elizabeth brings a wealth of experience and talent to Sentinel. Her excellent long-term track record and reputation as a highly successful Growth investor will add to our ability to deliver compelling investment options to financial advisors and their clients. We expect the purchase to benefit both companies and their clients."


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"We are excited about joining a highly  respected  partner," said Ms.  Bramwell.
"Our clients will continue to receive the investment management expertise that they have entrusted to us. Investors will also have the opportunity to benefit from the full product array, scale and broad distribution resources of Sentinel Asset Management."

Sentinel Asset Management, Inc., an affiliate of the National Life Group, is headquartered in Montpelier, Vermont and is responsible for managing assets for the National Life Insurance Company and Life Insurance Company of the Southwest, as well as the investment portfolios of the Sentinel Funds through its affiliate, Sentinel Advisors Company. Other Sentinel Asset Management affiliates include Sentinel Financial Services Company, which markets and distributes the Sentinel Funds, and Sentinel Administrative Service Company, which provides shareholder, transfer agent and fund accounting services to the fund group. The Sentinel Funds, originally established in 1933, are currently made up of fourteen portfolios including a mix of equity, fixed-income and money market offerings.

Bramwell Capital Management, Inc., based in New York City, the investment advisor for the Bramwell Growth Fund and the Bramwell Focus Fund, was established in 1994 by Elizabeth R. Bramwell, CFA. Ms. Bramwell began her career at Morgan Guaranty Trust Company and has had more than thirty years of experience in securities analysis and portfolio management encompassing an extensive range of market environments.

Grail Partners LLC is an advisor to Sentinel Asset Management in this transaction.

Please Note That This Is Not Intended To Be A Solicitation For Proxy. The Bramwell Funds Will File A Proxy Statement With The Securities And Exchange Commission ("SEC"). All Shareholders Are Advised To Read The Proxy Statement In Its Entirety When It Becomes Available, Because It Will Contain Important Information Regarding The Proposals, The Persons Soliciting Proxies in Connection With The Proposals And The Interests Of These Persons In the Proposals and Related Matters. The Proxy Statement Will Be Mailed to Record Date Shareholders Once It Is Effective. Shareholders May Obtain a Free Copy Of The Proxy Statement, When Available, And Other Documents Filed With The SEC At The SEC's Website At WWW.SEC.GOV. In Addition To The Proxy Statement, The Bramwell Funds May File Annual, Quarterly And Special Reports, Proxy Statements And Other Information With The SEC. You May Read And Copy Any Reports, Statements Or Other Information Filed By The Bramwell Funds At The SEC's Public Reference Rooms At 100 F. Street, N.E., Washington, D.C. 20549 And At The SEC's Regional Offices In New York At 233 Broadway, New York, New York 10279 And In Chicago At 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604.

Participants In The Solicitation. The Bramwell Funds Directors May be Soliciting Proxies From The Bramwell Fund Shareholders In Favor Of The Proposals. Any Direct Or Indirect Interest Of The Participants In The Solicitation Will Be Described In The Proxy Statement.